EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THERASENSE, INC.

1.    TheraSense Canada, Inc., a wholly-owned Canadian subsidiary of TheraSense, Inc.

2.    TheraSense UK, Ltd., a wholly-owned United Kingdom subsidiary of TheraSense, Inc.

3.    TheraSense Sales Corporation, a Delaware corporation and wholly-owned subsidiary of TheraSense, Inc.